Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments described in Note 7 to the consolidated financial statements and the summary of cumulative trauma product liability pending claims activity discussed in Note 19 to the consolidated financial statements, as to which the date is February 28, 2017, relating to the financial statements and financial statement schedule, which appears in MSA Safety Incorporated’s Annual Report on Form 10‑K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 18, 2017